                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                       CARNIVAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                             3655 N.W. 87TH AVENUE
                           MIAMI, FLORIDA 33178-2428
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 19, 1999
                            ------------------------

To the Shareholders of CARNIVAL CORPORATION:

    Notice is hereby given that the Annual Meeting of Shareholders of Carnival Corporation (the "Company") will be held at Doral Golf Resort and Spa,
4400 N.W. 87(th) Avenue, Miami, Florida at 11:00 A.M. on April 19, 1999. Shareholders who desire to attend the Annual Meeting should mark the appropriate box on the enclosed proxy card. Persons who do not indicate attendance at the Annual Meeting on the proxy card will be required to present acceptable proof of stock ownership for admission to the meeting.

    The Annual Meeting will be held for the following purposes:

    1. To approve an amendment to the Company's Second Amended and Restated Articles of Incorporation to increase the maximum size of the Board of Directors to 17 members.

    2. To elect 16 directors to serve until the next annual meeting and until their successors have been duly elected and qualified;

    3. To ratify the selection of PricewaterhouseCoopers LLP as independent certified public accountants for the Company for the fiscal year ending November 30, 1999; and

    4. To transact such other business as may properly come before the meeting and any adjournment thereof.

    The Board of Directors has fixed the close of business on February 22, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

    ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, IT IS REQUESTED THAT YOU PROMPTLY FILL IN, SIGN AND RETURN THE ENCLOSED PROXY CARD.

                                          By Order of the Board of Directors

                                          /s/ Arnaldo Perez

                                          ARNALDO PEREZ
                                          GENERAL COUNSEL AND SECRETARY

March 2, 1999

                                     [LOGO]

                             3655 N.W. 87TH AVENUE
                           MIAMI, FLORIDA 33178-2428
                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 19, 1999
                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Carnival Corporation (the "Company") from holders of the Company's Common Stock, par value $.01 per share (the "Common Stock"), for use at the Annual Meeting of Shareholders to be held on April 19, 1999, and any adjournment thereof, for the purposes set forth in the accompanying Notice of Meeting and described in detail herein. The first mailing of the proxy material to the holders of Common Stock is expected to be made on March 2, 1999.

    All properly executed proxies will be voted in accordance with the instructions contained thereon, and if no choice is specified, the proxies will be voted for the election of the 16 directors named elsewhere in this Proxy Statement and in favor of each other proposal set forth in the Notice of Annual Meeting. Abstentions and "non-votes" are counted as present in determining the existence of a quorum. Abstentions and "non-votes" will not have the effect of votes in opposition to a director or "no" votes on Proposals 1 or 3. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

    Any proxy may be revoked by a shareholder at any time before it is exercised by giving written notice to that effect to the Secretary of the Company or by signing a later-dated proxy. Shareholders who attend the Annual Meeting may revoke any proxy previously granted and vote in person.

    The Board of Directors has fixed February 22, 1999 as the record date for determining the shareholders who are entitled to notice of and to vote at the Annual Meeting. At the close of business on January 12, 1999, the Company had outstanding 612,800,984 shares of Common Stock. Holders of such shares are entitled to vote at the Annual Meeting in the manner described in the next section.

    On April 13, 1998, the Board of Directors of the Company approved a two-for-one split of the Common Stock effective June 12, 1998. All share data presented herein has been retroactively restated to give effect to this stock split.

                                     VOTING

    On all matters to come before the Annual Meeting, holders of Common Stock are entitled to one vote for each share held. Ted Arison, the founder of the Company, Micky Arison, the Chairman of the Company, certain other members of the Arison family and trusts for the benefit of Ted Arison's children (collectively, the "Principal Shareholders"), beneficially own shares representing approximately 45% of the voting power of the Common Stock and have informed the Company that they intend to cause all such shares to be voted in favor of the 16 nominees named elsewhere in this Proxy Statement and in favor of Proposals 1 and 3 listed in the accompanying Notice of Meeting. See "Certain Beneficial Owners" below.

CERTAIN BENEFICIAL OWNERS

    Set forth below is information concerning the share ownership of all persons known by the Company to be the beneficial owners of 5% or more of the 612,800,984 shares of Common Stock outstanding as of January 12, 1999, each executive officer of the Company named in the Summary Compensation Table which appears elsewhere in this Proxy Statement, each director of the Company and all directors and executive officers as a group. See footnote (2) below for a description of the group comprised of members of the Arison family and other persons and entities affiliated with them.

                                                                                AMOUNT AND
                                                                                 NATURE OF
                      NAME AND ADDRESS OF BENEFICIAL                            BENEFICIAL          PERCENT OF
                      OWNERS OR IDENTITY OF GROUP(1)                             OWNERSHIP         COMMON STOCK
--------------------------------------------------------------------------  -------------------  -----------------

Micky Arison..............................................................       118,014,160(2)(3)          19.2%

Ted Arison................................................................       115,039,200(2)(4)          18.8%
  Marcaz Golda Center
  23 Shaul Hamelech Blvd.
  Tel Aviv, Israel 64367

Marilyn Arison............................................................         3,653,168(2)                *
  Marcaz Golda Center
  23 Shaul Hamelech Blvd.
  Tel Aviv, Israel 64367

MA 1994 B Shares, L.P.....................................................       108,114,284(2)(5)          17.6%
  1201 North Market Street
  Wilmington, Delaware 19899

MA 1994 B Shares, Inc.....................................................       108,114,284(2)(5)          17.6%
  1201 North Market Street
  Wilmington, Delaware 19899

JMD Delaware, Inc.........................................................       108,114,284(2)(5)          17.6%
  as Trustee for the Micky Arison
  1994 "B" Trust
  1201 North Market Street
  Wilmington, Delaware 19899

MA 1997 Holdings, L.P.....................................................         4,562,708(2)(6)             *
  1201 North Market Street
  Wilmington, Delaware 19899

MA 1997 Holdings, Inc.....................................................         4,562,708(2)(6)             *
  1201 North Market Street
  Wilmington, Delaware 19899

JMD Delaware, Inc.........................................................         4,562,708(2)(6)             *
  as Trustee for the Micky Arison
  1997 Holdings Trust
  1201 North Market Street
  Wilmington, Delaware 19899

                                                                                AMOUNT AND
                                                                                 NATURE OF
                      NAME AND ADDRESS OF BENEFICIAL                            BENEFICIAL          PERCENT OF
                      OWNERS OR IDENTITY OF GROUP(1)                             OWNERSHIP         COMMON STOCK
--------------------------------------------------------------------------  -------------------  -----------------
A.H.W. Limited............................................................         7,102,708(2)              1.2%
  as Trustee for the Shari Arison Irrevocable
  Guernsey Trust
  c/o Baring Brothers (Guernsey) Limited
  P.O. Box 71
  Arnold House, St. Julian's Avenue
  St. Peter Port
  Guernsey Channel Islands GYI-3DA

Cititrust (Jersey) Limited,...............................................        30,085,716(2)(7)           4.9%
  as Trustee for the Ted Arison 1994
  Irrevocable Trust For Shari No. 1
  P.O. Box 728, 38 Esplanade, St. Helier
  Jersey, Channel Islands JE4-8ZT

Kentish Limited...........................................................        30,085,716(2)(7)           4.9%
  c/o Baring Brothers (Guernsey) Limited
  Arnold House St. Julian's Avenue,
  St. Peter Port
  Guernsey Channel Islands GYI-3DA

TAF Management Company....................................................         1,959,010(2)                *
  as Trustee for the Continued Trust
  for Micky Arison
  1201 N. Market Street
  Wilmington, Delaware 19899

TAF Management Company....................................................         4,759,010(2)                *
  as Trustee for the Continued Trust
  for Shari Arison Dorsman
  1201 N. Market Street
  Wilmington, Delaware 19899

TAF Management Company....................................................         4,759,010(2)                *
  as Trustee for the Continued Trust
  for Michael Arison
  1201 N. Market Street
  Wilmington, Delaware 19899

TAF Management Company....................................................         3,400,000(2)(8)             *
  as Trustee for the Marilyn B. Arison
  Irrevocable Delaware Trust
  1201 N. Market Street
  Wilmington, Delaware 19899

MBA I, L.L.C..............................................................         3,400,000(2)(8)             *
  1201 N. Market Street
  Wilmington, Delaware 19899

                                                                                AMOUNT AND
                                                                                 NATURE OF
                      NAME AND ADDRESS OF BENEFICIAL                            BENEFICIAL          PERCENT OF
                      OWNERS OR IDENTITY OF GROUP(1)                             OWNERSHIP         COMMON STOCK
--------------------------------------------------------------------------  -------------------  -----------------
TAMMS Investment Company..................................................         3,653,168(2)              *
  Limited Partnership
  1201 N. Market Street
  Wilmington, Delaware 19899

TAMMS Management Corporation..............................................         3,653,168(2)              *
  1201 N. Market Street
  Wilmington, Delaware 19899

Andrew H. Weinstein.......................................................        52,065,454(2)(9)           8.5%
  c/o Holland & Knight
  701 Brickell Avenue
  30th Floor
  Miami, Florida 33131

Robert H. Dickinson.......................................................           300,319(10)             *

Howard S. Frank...........................................................           631,495(11)             *

A. Kirk Lanterman                                                                    218,554(12)             *
  Holland America Line
  300 Elliott Avenue West
  Seattle, Washington 98119

Meshulam Zonis............................................................           538,198(13)             *

Shari Arison..............................................................         6,000,000(14)             *
  Israel Arison Foundation
  Marcaz Golda Center
  23 Shaul Hamelech Blvd.
  Tel Aviv, Israel 64367

Maks L. Birnbach..........................................................            42,200(15)             *
  c/o Fullcut Manufacturers, Inc.
  555 Fifth Avenue
  New York, New York 10017

Atle Brynestad............................................................                --                --
  CG Holding AS
  Smalvolleien 65
  N-0667 Oslo Norway

Ambassador Richard G. Capen, Jr...........................................            20,802(16)             *
  6077 San Elijo
  Rancho Santa Fe, California 92067

David Crossland...........................................................         1,000,000                 *
  c/o Airtours plc
  Parkway Three
  Parkway Business Centre
  300 Princess Road
  Manchester M14 7QU
  England

                                                                                AMOUNT AND
                                                                                 NATURE OF
                      NAME AND ADDRESS OF BENEFICIAL                            BENEFICIAL          PERCENT OF
                      OWNERS OR IDENTITY OF GROUP(1)                             OWNERSHIP         COMMON STOCK
--------------------------------------------------------------------------  -------------------  -----------------
James M. Dubin............................................................       112,677,992(5)(6)          18.4%
  c/o Paul, Weiss, Rifkind, Wharton
  & Garrison
  1285 Avenue of the Americas
  New York, New York 10019-6064

Modesto A. Maidique.......................................................                --                --
  Florida International University
  Office of the President
  University Park Campus
  Miami, Florida 33199

William S. Ruben..........................................................            21,400(17)             *
  40 E. 94th Street
  Apt. 22D
  New York, New York 10128

Stuart Subotnick..........................................................            60,000(18)             *
  c/o Metromedia Company
  215 East 67th Street
  New York, New York 10021

Sherwood M. Weiser........................................................            12,000(19)             *
  c/o The Continental Companies
  3250 Mary Street
  Coconut Grove, Florida 33131

Uzi Zucker................................................................            60,000(20)             *
  Bear, Stearns & Co. Inc.
  245 Park Avenue
  New York, New York 10167

All directors and executive officers as a group (20 persons)..............       127,182,631(21)          20.7%

------------------------

*   Less than one percent.

(1) The address of each person named, unless otherwise noted, is 3655 N.W. 87 Avenue, Miami, Florida 33178-2428.

(2) Ted Arison, Micky Arison, Shari Arison and the other Arison family entities named that own shares of Common Stock have filed a joint statement on
    Schedule 13D with respect to the shares of Common Stock held by such persons. TAMMS Investment Company, Limited Partnership ("TAMMS") owns 3,653,168 shares of Common Stock. TAMMS' general partner is TAMMS Management Corporation ("TAMMS Corp."), which is wholly owned by Marilyn Arison, Ted Arison's wife. TAMMS' limited partners are various trusts established for the benefit of certain members of Ted Arison's family, including Shari Arison and Marilyn Arison (the "Family Trusts"). By virtue of the limited partnership agreement of TAMMS, TAMMS Corp. may also be deemed to beneficially own such 3,653,168 shares of Common Stock. By virtue of their interests in TAMMS, TAF Management Company and A.H.W. Limited, as trustees of certain of the Family Trusts, may be deemed to beneficially own the portion of the 3,653,168 shares of Common Stock held by TAMMS which corresponds to their respective partnership interest in TAMMS. Such amounts are included in the number of shares set forth next to their names in the table above. Because Marilyn Arison beneficially owns all of the capital stock of

    TAMMS Corp., she may be deemed to beneficially own all of the 3,653,168 shares of Common Stock owned by TAMMS; however, she disclaims beneficial ownership of 2,620,728 of such shares of Common Stock (those owned by partners of TAMMS other than TAMMS Corp. and MBA I, L.L.C. ("MBA I")). Because of his wife's controlling interest in TAMMS (through TAMMS Corp.), Ted Arison may be deemed to beneficially own all of the 3,653,168 shares of Common Stock owned by TAMMS; however, Ted Arison disclaims beneficial ownership of such shares. Because of his position as President of TAMMS Corp., Micky Arison may be deemed to beneficially own the 3,653,168 shares of Common Stock owned by TAMMS; however, Micky Arison disclaims beneficial ownership of all of such shares which are beneficially owned by TAMMS.

(3) Includes (i) 1,624,000 shares of Common Stock issuable to Micky Arison upon his exercise of stock options granted to him in May 1995 and January 1998,
    (ii) 3,653,168 shares of Common Stock held by TAMMS (see Note 2 above),
    (iii) 4,562,708 shares of Common Stock held by the MA 1997 Holdings, L.P., and (iv) 108,114,284 shares of Common Stock held by the MA 1994 B Shares, L.P., all of which may be deemed to be beneficially owned by Micky Arison. However, Micky Arison disclaims beneficial ownership of all such shares owned by TAMMS.

(4) Includes 3,653,168 shares of Common Stock held by TAMMS (see Note 2 above) all of which may be deemed to be beneficially owned by Ted Arison. However, Ted Arison disclaims beneficial ownership of all such shares.

(5) MA 1994 B Shares, L.P. ("MA 1994, L.P.") owns 108,114,284 shares of Common Stock. The general partner of MA 1994, L.P. is MA 1994 B Shares, Inc. ("MA 1994, Inc."), which is wholly owned by the Micky Arison 1994 "B" Trust, a trust established for the benefit of Micky Arison and his heirs (the "B Trust"). The sole limited partner of MA 1994, L.P. is the B Trust. By virtue of the limited partnership agreement of MA 1994, L.P., MA 1994, Inc. may be deemed to beneficially own all of such 108,114,284 shares of Common Stock. By virtue of the B Trust's interest in MA 1994, L.P., the B Trust may be deemed to beneficially own all of such 108,114,284 shares of Common Stock. Under the terms of the instrument governing the B Trust, Micky Arison has the sole right to vote and direct the sale of the Common Stock indirectly held by the B Trust, subject during Ted Arison's lifetime to the consent of the trustee of the B Trust. The trustee of the B Trust is JMD Delaware, Inc., a corporation wholly owned by James M. Dubin. Each of JMD Delaware, Inc. and Mr. Dubin may be deemed to beneficially own the Common Stock indirectly held by the B Trust. Each of JMD Delaware, Inc. and Mr. Dubin disclaims beneficial ownership of all of such shares which are beneficially owned by the B Trust.

(6) MA 1997 Holdings, L.P. ("MA 1997, L.P.") owns 4,562,708 shares of Common Stock. The general partner of MA 1997, L.P. is MA 1997 Holdings, Inc. ("MA 1997, Inc."), which is wholly owned by the Micky Arison 1997 Holdings Trust, a trust established for the benefit of Micky Arison and his heirs (the "MA 1997 Trust"). The sole limited partner of MA 1997, L.P. is the MA 1997 Trust. By virtue of the limited partnership agreement of MA 1997, L.P., MA 1997, Inc. may be deemed to beneficially own all of such 4,562,708 shares of Common Stock. By virtue of the MA 1997 Trust's interest in MA 1997, L.P., the MA 1997 Trust may be deemed to beneficially own all of such 4,562,708 shares of Common Stock. Under the terms of the instrument governing the MA 1997 Trust, Micky Arison has the sole right to vote the Common Stock indirectly held by the MA 1997 Trust. The trustee of the MA 1997 Trust is JMD Delaware, Inc., a corporation wholly owned by James M. Dubin. Each of JMD Delaware, Inc. and Mr. Dubin may be deemed to beneficially own the Common Stock indirectly held by the MA 1997 Trust. Each of JMD Delaware, Inc. and Mr. Dubin disclaims beneficial ownership of all of such shares which are beneficially owned by the MA 1997 Trust.

(7) Kentish Limited, an Isle of Man corporation, is the protector of the Ted Arison 1994 Irrevocable Trust for Shari No. 1 and has certain voting and dispositive rights with respect to the Common Stock held by such trust.

(8) MBA I owns 3,400,000 shares of Common Stock and a limited partnership interest in TAMMS (See Note 2 above). MBA I may be deemed to own 1,000,000 shares of Common Stock held by TAMMS which corresponds to its respective partnership interest in TAMMS. The Marilyn B. Arison Irrevocable Delaware Trust (the "Irrevocable Trust") owns a controlling interest in MBA I; therefore, the Irrevocable Trust may be deemed to beneficially own all of such 3,400,000 shares of Common Stock.

(9) By virtue of being the sole shareholder of TAF Management Company, A.H.W. Limited and Kentish Limited, Andrew H. Weinstein may be deemed to own the aggregate of 52,065,454 shares of Common Stock beneficially owned by such entities, as to which he disclaims beneficial ownership.

(10) Includes 16,000 shares of Common Stock issuable to Mr. Dickinson upon exercise of stock options granted to him in August 1997.

(11) Includes 460,000 shares of Common Stock issuable to Mr. Frank upon his exercise of options granted to him in May 1995 and January 1998. Includes 9,600 shares of Common Stock owned by Mr. Frank's wife as to which he disclaims beneficial ownership.

(12) Includes 8,000 shares of Common Stock held by the Helen K. Lanterman Trust (Mr. Lanterman is trustee).

(13) Includes 8,000 shares of Common Stock issuable to Mr. Zonis upon his exercise of options granted to him in January 1998.

(14) Under the terms governing the Shari Arison Irrevocable Guernsey Trust, Shari Arison has the sole right to vote and direct the sale of the Common Stock held directly by such trust.

(15) Includes 8,000 shares of Common Stock owned by Trust Under Will of Norman Salit (Mr. Birnbach is trustee), and 2,000 shares of Common Stock owned by Fullcut Manufacturers Inc. Employee Pension Fund (Mr. Birnbach is the trustee of such fund), as to which he disclaims beneficial ownership. Also includes 20,000 shares of Common Stock issuable to Mr. Birnbach upon his exercise of stock options granted to him in July 1995.

(16) Includes 20,000 shares of Common Stock issuable to Ambassador Capen upon his exercise of stock options granted to him in April 1994. Also includes 802 shares of Common Stock owned by Ambassador Capen's wife as to which he disclaims beneficial ownership.

(17) Includes 14,000 shares of Common Stock issuable to Mr. Ruben upon his exercise of stock options granted to him in July 1997.

(18) Includes 20,000 shares of Common Stock issuable to Mr. Subotnick upon his exercise of stock options granted to him in July 1997.

(19) Includes 4,000 shares of Common Stock owned by Mr. Weiser's wife as to which he disclaims beneficial ownership.

(20) Includes 20,000 shares of Common Stock issuable to Mr. Zucker upon his exercise of stock options granted to him in July 1997.

(21) Includes an aggregate of 2,289,200 shares of Common Stock issuable to directors and executive officers upon their exercise of previously granted options.

                            SOLICITATION OF PROXIES

    The cost of soliciting proxies will be paid by the Company. The Company will make arrangements with brokerage firms, custodians and other fiduciaries to send proxy materials to their principals, and the Company will reimburse them for their mailing and related expenses.

             AMENDMENT TO THE COMPANY'S SECOND AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION

    The Board of Directors has approved, subject to the approval of the shareholders of the Company, an amendment to Article 7 of the Company's Second Amended and Restated Articles of Incorporation to increase the maximum size of the Board of Directors from 15 to 17 members. At the Annual Meeting, the shareholders will be asked to approve this amendment.

    The Board believes that it is in the best interests of the Company and its shareholders to approve this amendment to increase the maximum size of the Board of Directors to 17 members. Because the current size of the Board of Directors is 15, the Board cannot add new members without the simultaneous retirement of an existing member. This has limited the ability of the Board to add new members whose talents and skills would be beneficial to the Company and its stockholders. Increasing the Board's size will increase the Board's operating flexibility. The Board believes that a Board size of 17 (as compared to 15) will have no impact of the Company's management. Subject to approval of the proposed amendment, the Board has increased its current size to 16 and has nominated Atle Brynestad to fill the new vacancy. No other additions to the Board are currently planned.

    Approval of the foregoing amendment requires the approval of the majority of the votes cast at the Annual Meeting.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF THE AMENDMENT TO THE SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE MAXIMUM SIZE OF THE BOARD FROM 15 TO 17 MEMBERS.

                             ELECTION OF DIRECTORS

    At the Annual Meeting, 16 directors are to be elected to serve until the next annual meeting and until their successors are elected and have qualified. It is the intention of the persons named in the proxy hereby solicited to vote for the election of the 16 nominees named below, unless otherwise specified in the proxy. Other than Atle Brynestad, each nominee currently serves as a director of the Company. Should any of these nominees become unable to accept nomination or election (which is not anticipated), it is the intention of the persons designated as proxies to vote for the election of the remaining nominees and for such substitute nominees as the Board of Directors may designate.

    Set forth below are the names of the nominees for the 16 director positions to be elected by the holders of Common Stock. With respect to each nominee, the information presented includes such person's age, the month and year in which such person first became a director, any other position held with the Company, such person's principal occupations during the past five years and any directorships held by such nominee in public or certain other companies. Information about each nominee's ownership of equity securities of the Company appears elsewhere in this Proxy Statement.

    The election of each of the nominees to the Board of Directors requires the approval of the majority of the votes cast at the Annual Meeting and entitled to vote thereon.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

                         NOMINEES TO BE ELECTED BY THE
                            HOLDERS OF COMMON STOCK

    Micky Arison, age 49, has been Chairman of the Board of Directors since October 5, 1990 and a director since June 1987. He has been Chief Executive Officer of the Company since 1979. Micky Arison is Chairman of the Executive Committee and a member of the Compensation Committee of the Board of Directors. He is Ted Arison's son. See "EXECUTIVE COMPENSATION--Compensation Committee Interlocks and Insider Participation" for more information.

    Shari Arison, age 41, was a director from June 1987 until July 1993. Ms. Arison was reappointed to the Board of Directors in June 1995. Ms. Arison is a member of the Board of Directors of Bank Hapoalim, the largest bank in Israel, and President and member of the Board of Trustees of the Arison Foundation, Inc. She is also the Chairman of the Board and part owner of Shargad Orchanim Ltd., which together with its affiliates, owns and manages highway service centers in Israel. She is Ted Arison's daughter.

    Maks L. Birnbach, age 78, has been a director since July 1990. Mr. Birnbach has been the owner and Chairman of the Board of Fullcut Manufacturers Inc., a New York wholesale importer and exporter of diamonds, for over 40 years. Mr. Birnbach is also a director of the Diamond Manufacturers and Importers Association located in New York. He is the Vice Chairman of the American Committee of the Weizmann Institute for Science and a governor of its Research Institute in Rechovot, Israel. Mr. Birnbach is a member of the Executive Committee of the Board of Directors.

    Atle Brynestad, age 45, has not previously served as a director of the Company. Mr. Brynestad is the owner and Chairman of CG Holdings AS, a Norwegian company which owns various Scandinavian companies within the real estate and retail industries and a portfolio of publicly traded securities. He also owns approximately 17% of Cunard Line Limited ("Cunard"), a subsidiary of the Company. He currently serves as Chairman of the Board of Cunard. He was the founder and Chief Executive Officer of Seabourn Cruise Line. See "TRANSACTIONS OF MANAGEMENT AND DIRECTORS WITH THE COMPANY--Transactions with Atle Brynestad".

    Ambassador Richard G. Capen, Jr., age 64, has been a director since April 1994. He is currently a corporate director, author and business consultant. From 1992 to 1993, Ambassador Capen served as United States Ambassador to Spain. From 1989 to 1991, Ambassador Capen served as Vice Chairman of Knight-Ridder, Inc. Ambassador Capen was the Chairman and Publisher of the Miami Herald from 1983 to 1989. Ambassador Capen is a member of the Board of Directors of the Economy Fund and Smallcap Fund of The Capital Group. Ambassador Capen is a member of the Audit Committee of the Board of Directors.

    David Crossland, age 52, was appointed to the Board of Directors in April 1996. Since 1972, Mr. Crossland has been the Chairman and a director of Airtours plc, an integrated leisure travel group ("Airtours").

    Robert H. Dickinson, age 56, has been a director since June 1987. Mr. Dickinson was Senior Vice President--Sales and Marketing of the Carnival Cruise Lines division of the Company ("CCL") from 1979 through May 1993. Since May 1993, Mr. Dickinson has served as President and Chief Operating Officer of CCL.

    James M. Dubin, age 52, was appointed to the Board of Directors in July 1995. Mr. Dubin is a Senior Partner with the law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Dubin is also a member of the Board of Directors of Conair Corporation, an international designer, manufacturer and marketer of branded consumer products.

    Howard S. Frank, age 57, has been Vice Chairman of the Board of Directors since October 1993 and a director since April 1992. He was appointed Chief Operating Officer in January 1998. From July 1989 to January 1998, he was Chief Financial Officer and Chief Accounting Officer of the Company. From

July 1975 through June 1989, he was a partner with Price Waterhouse. Mr. Frank is a member of the Executive Committee of the Board of Directors.

    A. Kirk Lanterman, age 67, is a Certified Public Accountant and has been a director since April 1992. He has been Chairman of the Board of Holland America Line-Westours Inc. ("HALW") since March 1997 and Chief Executive Officer of HALW since January 1989. From 1983 to March 1997 he was President of HALW and from 1983 to December 1989 he was Chief Operating Officer of HALW.

    Modesto A. Maidique, age 58, has been a director since April 1994. He has been President of Florida International University ("FIU") since 1986. Prior to assuming the presidency of FIU, Dr. Maidique taught at the Massachusetts Institute of Technology, Harvard University and Stanford University. Dr. Maidique has also served as Vice President and General Manager of the Semiconductor Division of Analog Devices, Inc. which he co-founded in 1969, as President and Chief Executive Officer of Collaborative Research, Inc., a genetics engineering firm, and as General Partner of Hambrecht & Quist, a venture capital firm. Dr. Maidique is a director of National Semiconductor, Inc. Dr. Maidique is a member of the Compensation Committee and the Plan Administration Committee of the Board of Directors.

    William S. Ruben, age 71, has been a director since July 1987. Since April 1989, Mr. Ruben has been the President and sole shareholder of William Ruben, Inc., a consulting firm based in New York. Mr. Ruben is a director of Sales Service America, Inc., a public corporation headquartered in Alexandria, Virginia. Mr. Ruben is a member of the Audit Committee of the Board of Directors.

    Stuart Subotnick, age 57, has been a director since July 1987. Mr. Subotnick has been a general partner and the Executive Vice President of Metromedia Company since July 1986. He was a director of Metromedia Inc., a predecessor company, from 1982 and its Executive Vice President from 1986. Prior to 1986, Mr. Subotnick was Senior Vice President-Finance of Metromedia Inc. from October 1983 and a member of the Office of the President from 1982. He is a director of Metromedia International Group, Inc. and Big City Radio Inc. Mr. Subotnick is Chairman of the Audit Committee of the Board of Directors.

    Sherwood M. Weiser, age 68, has been a director since July 1987. Mr. Weiser has been, since its formation in 1998, Chairman of the Board and Chief Executive Officer of CRC Holdings, Inc. (d/b/a Carnival Resorts and Casinos). See "EXECUTIVE COMPENSATION--Compensation Committee Interlocks and Insider Participation" for more information regarding Carnival Resorts and Casinos. From 1994 to 1998, Mr. Weiser served as Chairman and Chief Executive Officer of CHC International, Inc., an independent hotel and casino development and management company. Mr. Weiser is a member of the Board of Directors of Mellon United National Bank, Winsloew Furniture, Inc. and Wyndham International, Inc. (formerly Patriot American Hospitality Operating Co.) and a trustee of the University of Miami. Mr. Weiser is a member of the Nominating Committee and Chairman of the Compensation Committee and Plan Administration Committee of the Board of Directors.

    Meshulam Zonis, age 65, has been a director since June 1987. Mr. Zonis has been Senior Vice President-Operations of CCL since 1979.

    Uzi Zucker, age 63, has been a director since July 1987. Mr. Zucker joined Bear, Stearns & Co. in 1967 and was a Limited Partner until 1982 and has been a General Partner thereafter. Mr. Zucker has been a Senior Managing Director of Bear, Stearns & Co. Inc. ("Bear Stearns") since 1985. He is a director of Conair Corporation, Jerusalem Economic Corporation Ltd., Alliance Tire Company Ltd. and Industrial Buildings Corporation Ltd. Mr. Zucker is Chairman of the Nominating Committee of the Board of Directors and a member of the Compensation Committee and Plan Administration Committee of the Board of Directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during and with respect to its most recent fiscal year and upon written representations from persons known to the Company to be subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "reporting person") that no Form 5 is required to be filed for such reporting person, all reporting persons filed on a timely basis reports required by
Section 16(a) of the Exchange Act during the fiscal year ended November 30, 1998 with the exception of A. Kirk Lanterman who filed two late reports.

BOARD AND COMMITTEE MEETINGS

    During the fiscal year ended November 30, 1998, the Board of Directors held a total of four meetings. The Board of Directors has established standing Executive, Audit, Nominating, Compensation and Plan Administration Committees. During the fiscal year ended November 30, 1998, a quorum of directors was present at each meeting of the Board and of the Committees. During the fiscal year ended November 30, 1998, except for Stuart Subotnick, no incumbent director was present in person or by proxy at fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Committees on which he or she served.

    The Executive Committee was established for the purpose of acting in the stead of the entire Board of Directors during the periods between regular Board meetings. The Board has delegated to the Executive Committee the power to act in lieu of and with the powers and privileges granted to the Board, other than the power to declare dividends or issue shares of capital stock of the Company. Twelve meetings of the Executive Committee were held during the fiscal year ended November 30, 1998 and the Executive Committee acted on seven occasions by written consent.

    The Audit Committee was established for the purpose of inspecting the work and written reports of the Company's internal audit department and reviewing submissions from and making recommendations regarding the independent certified public accountants for the Company. Four meetings of the Audit Committee were held during the fiscal year ended November 30, 1998.

    The Nominating Committee was established for the purpose of nominating for election directors to be elected by the Company's shareholders. Although the Nominating Committee will consider nominees recommended by shareholders, the Nominating Committee does not have a specific procedure for the consideration of nominees recommended by shareholders. One meeting of the Nominating Committee was held during the fiscal year ended November 30, 1998.

    The Compensation Committee was established for the purpose of making recommendations to the Board of Directors regarding compensation for independent directors and for senior management. One meeting of the Compensation Committee was held during the fiscal year ended November 30, 1998.

    The Plan Administration Committee was established to administer the 1992 Stock Option Plan, the 1993 Carnival Cruise Lines, Inc. Employee Stock Purchase Plan, the 1993 Carnival Cruise Lines, Inc. Restricted Stock Plan, the 1993 Outside Directors' Stock Option Plan and the 1994 Carnival Cruise Lines Key Management Incentive Plan. One meeting of the Plan Administration Committee was held during the fiscal year ended November 30, 1998 and the Committee acted on six occasions by unanimous written consent.

                             EXECUTIVE COMPENSATION

GENERAL

    The following table sets forth all compensation awarded to, earned by, or paid to the Company's Chief Executive Officer and to each of the Company's four most highly compensated executive officers other than the Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM COMPENSATION AWARDS
                                                                                  --------------------------------------------
                                                 ANNUAL COMPENSATION                             NUMBER OF
                                     -------------------------------------------                SECURITIES
                                                                    OTHER          RESTRICTED   UNDERLYING          ALL
NAME AND PRINCIPAL                                                 ANNUAL            STOCK       OPTIONS/          OTHER
  POSITION                  YEAR      SALARY($)   BONUS($)   COMPENSATION($)(1)   AWARDS($)(2)   SARS (#)     COMPENSATION($)
------------------------  ---------  -----------  ---------  -------------------  ------------  -----------  -----------------

Micky Arison............       1998     501,000   1,500,000         104,900         2,745,000      120,000          --
  Chairman, CEO                1997     501,000   1,100,000          93,000         1,595,625      120,000          --
  and Director                 1996     176,000   1,035,000            --              --            --             --

Howard S. Frank.........       1998     408,000   1,300,000            --           2,287,500     100,000           --
  Vice Chairman, COO           1997     408,000     900,000            --           1,329,688     100,000           --
  and Director                 1996     187,000     710,000            --             108,060        --             --

Robert H. Dickinson.....       1998     414,000   1,001,000(3)         --           1,442,500       80,000          --
  President and COO of         1997     413,000     814,000(3)         --             856,250       80,000          --
  CCL and Director             1996     189,000     656,000(3)         --             106,299(3)     --             --

A. Kirk Lanterman.......
  Chairman and CEO of          1998     214,000     873,000(4)         --              --            --             16,000(5)
  HAL-Westours Inc.            1997     214,000     800,000(4)         --              --            --             16,000(5)
  and Director                 1996     214,000     806,000(4)         --              --            --             15,000(5)

Meshulam Zonis..........       1998     308,000     520,000(3)         --             123,863(3)     40,000         --
  Sr. VP Operations of         1997     308,000     430,000(3)         --              73,678(3)     40,000         --
  CCL and Director             1996     185,000     420,000(3)         --              36,449(3)     --             --

------------------------------

(1) Represents the fair market value of personal use of corporate aircraft. For the other named executive officers listed in the table, personal benefits for each executive officer did not exceed $50,000 or 10% of such executive officer's total annual salary and bonus for the fiscal years ended November 30, 1998, 1997 and 1996, respectively.

(2) Represents the value, based on the closing market price of the Common Stock on the New York Stock Exchange on the date of grant. As of November 30, 1998, Messrs. Arison, Frank, Dickinson, Lanterman and Zonis owned 118,330,160 shares, 112,412 shares, 313,676 shares, 237,551 shares, and
    527,468 shares of restricted Common Stock, respectively. At November 30, 1998, based on the closing price of the Common Stock on such date, such restricted shares of Common Stock owned by Messrs. Arison, Frank, Dickinson, Lanterman and Zonis had a value of $4,082,390,520, $3,878,214, $10,821,822,
    $8,195,510, and $18,197,646, respectively. The restricted shares of Common Stock held by such executive officers have the same rights with respect to dividends and other distributions as all other outstanding shares of Common Stock.

(3) Represents payments to Mr. Dickinson and Mr. Zonis pursuant to the 1994 Carnival Cruise Lines Key Management Incentive Plan (the "CCL Plan") which allows key management employees of the Carnival Cruise Lines division of the Company to participate in an incentive award pool. For fiscal 1998 the incentive award pool was 1.94% of (i) the consolidated net income of Carnival Cruise Lines division of the Company ("CCL Net Income") for the fiscal year ended November 30, 1998, minus (ii) $183,000,000. For fiscal 1996 and 1997, the incentive award pool was 1.75% of (i) the CCL Net Income for the fiscal years ended November 30, 1996 and November 30, 1997, respectively, minus (ii) $183,000,000. Beginning in 1997, Mr. Dickinson's annual bonus payable pursuant to the CCL Plan was paid entirely in cash. For all other participants, including Mr. Zonis, a portion of the annual bonus payable pursuant to the CCL Plan is payable in shares of Common Stock which vest one year following the date of grant.

(4) Represents amounts payable to Mr. Lanterman pursuant to the Holland America Line-Westours Inc. ("HALW") Key Management Incentive Plan (the "HALW Plan") which allowed key management employees of HALW to participate in an incentive award pool for fiscal 1998 of 3.4% of the consolidated net income of HAL Antillen N.V. The participation percentage for fiscal 1997 and 1996 was 3.7% of the consolidated net income of HAL Antillen N.V. For fiscal 1998, 1997 and 1996, $2,200,000, $1,802,000, and $1,500,000, respectively, have been deferred by Mr. Lanterman pursuant to the terms of a Retirement and Consulting Agreement (see "Retirement and Consulting Agreement" below).

(5) Represents amounts paid on behalf of Mr. Lanterman pursuant to the Westours Profit Sharing Plan (the "Profit Sharing Plan") and the Westours Employee Savings Plan (the "Savings Plan"). The amounts paid or accrued to Mr. Lanterman under the Profit Sharing Plan in fiscal 1998, 1997 and 1996 were $12,800, $12,800 and $12,000, respectively. The employer contributions made on behalf of Mr. Lanterman under the Savings Plan for fiscal 1998, 1997 and 1996 were $3,333, $3,167 and $3,167, respectively. The Profit Sharing Plan and the Savings Plan are generally available to all employees of HALW.

OPTIONS

    The following table sets forth all stock options granted to the Company's Chief Executive Officer and to each of the Company's four most highly compensated executive officers other than the Chief Executive Officer.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

                                                                 INDIVIDUAL GRANTS
                                               ------------------------------------------------------   GRANT DATE
                                                NUMBER OF     PERCENT OF                                   VALUE
                                               SECURITIES    TOTAL OPTIONS                             -------------
                                               UNDERLYING     GRANTED TO     EXERCISE OR                GRANT DATE
                                                 OPTIONS     EMPLOYEES IN    BASE PRICE   EXPIRATION   PRESENT VALUE
NAME                                           GRANTED (#)    FISCAL YEAR     ($/SH)(3)      DATE         ($)(4)
---------------------------------------------  -----------  ---------------  -----------  -----------  -------------

Micky Arison.................................     120,000(2)        10.50%     26.40625     1/12/2008       841,680
  Chairman, CEO
  and Director

Howard S. Frank..............................     100,000(2)         8.75%     26.40625     1/12/2008       701,400
  Vice Chairman,
  COO and Director

Robert H. Dickinson..........................      80,000(2)         7.00%     37.93750     8/01/2008       819,680
  President and
  COO of CCL
  and Director

Meshulam Zonis...............................      40,000(2)         3.50%     26.40625     1/12/2008       280,560
  Sr. Vice President
  Operations of CCL
  and Director

------------------------

(1) No stock appreciate rights were granted to the executive officers in fiscal 1998.

(2) The term for each option is ten years, unless expiration occurs earlier due to termination of employment. Subject to accelerated vesting upon the death or disability of the option holder, each option is exercisable in amounts equal to twenty percent of the aggregate number of shares underlying the option, on or after first through fifth anniversaries of the grant date. Each option is exercisable in full with respect to the aggregate number of shares on or after the fifth anniversary of the grant date.

(3) Represents fair market value of Common Stock at date of grant.

(4) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the Grant Date Present Value of the options set forth in this table at $7.014 per share at January 12, 1998 and $10.246 per share at August 1, 1998. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option models require a prediction about the future movement of the stock price. The Grant Date Present Values presented in the table were determined in part using the following assumptions:

                                                                 JANUARY 12,      AUGUST 1,
                                                                    1998            1998
                                                               ---------------  -------------

Expected volatility..........................................         20.50%          20.40%

Risk-free interest rate......................................          5.25%           5.44%

Expected dividend yield......................................          1.62%           1.62%

Expected option life.........................................       6 years         6 years

    The real value of the options in this table depends upon the actual performance of the Common Stock during the applicable period and upon when they are exercised. The approach used in developing the assumptions upon which the Black-Scholes valuation was done is consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation".

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION VALUES(1)

                                                                        NUMBER OF SECURITIES
                                                                             UNDERLYING             VALUE OF UNEXERCISED
                                                                       UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS AT
                                                                        FISCAL YEAR END (#)        FISCAL YEAR END ($)(2)
                                 SHARES ACQUIRED   VALUE REALIZED    --------------------------  --------------------------
NAME                             ON EXERCISE (#)         ($)         EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-------------------------------  ---------------  -----------------  -----------  -------------  -----------  -------------
Micky Arison...................
  Chairman,
  CEO and Director                         --                --       1,600,000        520,000   37,750,000     10,450,000
Howard S. Frank................
  Vice Chairman, COO
  and Director                        200,000         5,687,500         440,000        260,000   10,381,250      4,618,750
Robert H. Dickinson............
  President and COO of CCL
  and Director                             --                --          16,000        144,000      218,500        874,000
Meshulam Zonis.................
  Sr. Vice President
  Operations of CCL
  and Director                             --                --               0         40,000            0        337,500

------------------------

(1) No stock appreciation rights are held by any of the named executive officers.

(2) The value of the unexercised options is based upon the difference between the exercise price and the average of the high and low market prices of the Common Stock on November 30, 1998 of $34.84375.

DEFERRED COMPENSATION AGREEMENTS

    The Company has entered into deferred compensation agreements with two named executive officers, Robert H. Dickinson and Meshulam Zonis. The agreements provide for the payment of an annual deferred compensation benefit equal to 50% of each employee's annual compensation, payable for 15 years in equal monthly installments after the employee retires. "Compensation" is defined as the average of the employee's annual salary and bonuses, up to a maximum of $400,000 earned during the last five years of employment (highest paid five years of employment for the former executive officer) preceding the employee's retirement or other separation from service. Employees may retire and begin receiving an unreduced benefit anytime if they have reached age 65 and have 10 years of continuous service, as determined by the Company. Assuming average final compensation calculated according to Messrs. Dickinson's and Zonis' annual compensation over the last five years, the estimated annual benefits payable to each of Messrs. Dickinson and Zonis would be $200,000. An employee may retire with benefits prior to age 65 if he is at least age 55, has completed at least 10 years of service, and the Company consents to such retirement. In such event, if the employee elects to have benefits commence prior to age 65, payments are reduced to the present value, using a discount factor of 10% of the full benefit which would have been payable at age 65. An employee may also be entitled to benefits under certain other circumstances specified in the agreements.

    If the employee dies before receiving the entire benefit payable to him, the balance is paid to the employee's beneficiary or estate.

    All amounts are forfeited if the employee engages in any conduct which in the Company's opinion is contrary to the Company's best interests, if the employee's employment is terminated for cause, if the employee engages in competition with the Company, or if the employee fails to assist the Company when asked.

DEFINED BENEFIT PLANS

    The following table sets forth estimated pension benefits payable at age 65 or upon completion of five years of plan participation, whichever occurs later (the "Normal Retirement Date"), pursuant to two employee pension plans (qualified and nonqualified) adopted by the Company effective January 1, 1989 (collectively, the "Pension Plan"). (The Pension Plan provides an early retirement benefit at age 55 after completion of 15 years of service, subject to a reduction of .5% for each month that distribution of benefits precedes the participant's Normal Retirement Date.)

                               PENSION PLAN TABLE

                                                                             YEARS OF SERVICE
                                                          -------------------------------------------------------
REMUNERATION                                                 15         20         25          30          35
--------------------------------------------------------  ---------  ---------  ---------  ----------  ----------
$250,000 and above......................................  $  54,600  $  72,800  $  91,000  $  109,200  $  109,200

    A participant's benefits under the Pension Plan are calculated based on an employee's length of service with the Company and the average of the participant's five highest consecutive years of compensation (including base pay, overtime, bonuses and commissions) out of the last ten years of service. Subject to the benefit limitation policy discussed below, the eligible compensation with respect to the individuals named in the Summary Compensation Table would include substantially the same types and amounts of annual compensation shown in the Summary Compensation Table.

    The normal form of payment is a straight life annuity with benefits ceasing at the later of the death of the participant or five years from the date of first payment. If the employee is married, pension benefits are presumptively payable on a reduced 50% joint and survivor annuity basis with the employee's spouse as the contingent annuitant. Other forms of distribution are available under the Pension Plan, including a lump sum distribution.

    The Company has adopted a benefit limitation policy for the Pension Plan consistent with Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"). The annual compensation for the fiscal year ended November 30, 1998 covered by the Pension Plan for the individuals named in the Summary Compensation Table, except for A. Kirk Lanterman who is not eligible for participation in the Pension Plan, is limited to $250,000 (as may be indexed) pursuant to Section 401(a)(17) of the Code.

    Pension benefits paid under the Pension Plan will be credited toward amounts payable under the Deferred Compensation Agreements described above. The Pension Plan does not reduce benefits on account of Social Security (or any other benefit), other than as reflected in the benefit formula which is integrated with Social Security.

    As of December 31, 1998, the years of credited service under the Pension Plan for each of the executive officers named in the Summary Compensation Table, except for A. Kirk Lanterman who is not eligible for participation in the Pension Plan, will be as follows: Micky Arison, age 49, with 23 credited years of service; Robert H. Dickinson, age 56, 23 years; Meshulam Zonis, age 65, 23 years; and Howard S. Frank, age 57, 9 years. In consideration of Mr. Frank's forfeiture of retirement benefits from his prior employer, on April 17, 1995, the Compensation Committee approved an agreement with Mr. Frank whereby the Company agreed to compensate Mr. Frank upon his retirement for benefits he would have received under the Pension Plan if he had been credited with an additional thirteen years of service in addition to the actual years of credited service, reduced by the amounts payable to him under the Pension Plan.

    Effective January 1, 1998, the Company established a 401(k)/profit sharing plan and a nonqualified savings/profit sharing plan. All accruals under the qualified employee pension plan ceased effective December 31, 1997. Effective January 1, 1998, participants in the nonqualified employee pension plan chose either to remain in the nonqualified employee pension plan with limited participation in the nonqualified savings plan or to freeze participation in the nonqualified pension plan and fully participate in the nonqualified savings/profit sharing plan.

COMPENSATION OF DIRECTORS

    During fiscal 1998, each director who was not an employee of the Company (other than David Crossland) received a retainer fee of $28,000 per annum, $1,000 for each Board meeting attended and $1,000 for each committee meeting attended. The Chairman of each committee receives an additional retainer of $4,000 per annum and the members of each committee receive an additional retainer of $2,000 per annum.

    On July 10, 1993, the Board of Directors adopted the 1993 Outside Directors' Stock Option Plan (the "Outside Director Plan") to provide additional compensation to nonemployee directors. The Outside Director Plan provides for the granting of options to purchase shares of Common Stock to directors of the Company who are not employees or officers of the Company or any of its subsidiaries.

    Each nonemployee director elected or appointed to the Board of Directors for the first time following the adoption of the Outside Director Plan is granted an option to purchase 20,000 shares of Common Stock. Thereafter, for each five-year period of consecutive service as a nonemployee director, each nonemployee director receives an option to purchase an additional 20,000 shares of Common Stock. The exercise price of each option granted under the Outside Director Plan may not be less than the average of the high and the low sales price of a share of Common Stock on the New York Stock Exchange on the date of grant.

    Options granted under the Outside Director Plan are immediately exercisable for a period of five years from the date of grant. The maximum number of shares of Common Stock which may be made subject to options under the Outside Director Plan is 800,000. The Outside Director Plan is effective for a period of ten years from the date of adoption by the Board of Directors.

    No options were granted under the Outside Director Plan during fiscal 1998. Shari Arison, David Crossland and James M. Dubin do not receive options under the Outside Director Plan.

EXECUTIVE LONG-TERM COMPENSATION AGREEMENTS

    The Company has entered into Executive Long-Term Compensation Agreements (the "Compensation Agreements") with Micky Arison, Chairman and Chief Executive Officer, Howard S. Frank, Vice Chairman and Chief Operating Officer, and Robert
H. Dickinson, the President and Chief Operating Officer of CCL (each an "Officer"). The Compensation Agreements provide that during the term of such Officer's employment with the Company, the Company will provide long term compensation (in addition to his annual compensation consisting of a base salary and annual bonus, which in the case of Mr. Dickinson is awarded under the 1994 Carnival Cruise Lines Key Management Incentive Plan) in the form of annual grants to each Officer, contingent upon satisfactory performance, as follows:
Mr. Arison, 60,000 restricted shares of Common Stock and 120,000 options to purchase Common Stock; Mr. Frank, 50,000 restricted shares of Common Stock and 100,000 options to purchase Common Stock; and Mr. Dickinson, 40,000 restricted shares of Common Stock and 80,000 options to purchase Common Stock.

RETIREMENT AND CONSULTING AGREEMENT

    In 1998, the Company entered into a Retirement and Consulting Agreement (the "Retirement Agreement") with A. Kirk Lanterman, the President and Chief Executive Officer of the Company's wholly-owned subsidiary, Holland America Line-Westours Inc. The Retirement Agreement replaced a prior agreement between Mr. Lanterman and the Company entered into in 1997 and provides that the Company will pay to Mr. Lanterman in monthly installments over a fifteen year period an annual compensation for past services and consulting services of $1,063,500 beginning upon his retirement from employment with the Company or its subsidiaries. A major portion of these amounts represents bonuses deferred by Mr. Lanterman as described in the Summary Compensation Table above. Mr. Lanterman is required to provide up to five hours of consulting services per month during the term of the Retirement Agreement. In the event of Mr. Lanterman's death prior to the expiration of the Retirement Agreement, the present value of the unpaid balance of the total compensation payable under the Retirement Agreement must be paid to his estate within thirty days of the date of his death.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the Company's fiscal year ended November 30, 1998, Messrs. Sherwood
M. Weiser, Micky Arison, Uzi Zucker and Modesto A. Maidique served as members of the Compensation Committee of the Board of Directors. Mr. Arison is the Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Arison and Mr. Frank are directors of CRC Holdings, Inc. As described below, Mr. Weiser is Chairman of the Board of Directors and Chief Executive Officer of CRC Holdings, Inc.

MR. WEISER

    Sherwood M. Weiser is the Chairman of the Board, Chief Executive Officer and President of CRC Holdings, Inc. ("CRC"). CRC is an independent hotel and casino development and casino management company, which was formed in June 1998 as a spinoff of CHC International, Inc. ("CHC"), simultaneously with the merger (the "Merger") of CHC into Wyndham International, Inc. ("Wyndham"). Mr. Weiser was the Chairman of the Board and Chief Executive Officer of CHC as well as one of its principal stockholders. As of November 30, 1998, the Company owned approximately 23% of the outstanding capital stock of CRC.

    In March 1994, the Company and CHC entered into a trademark license agreement providing for CHC's use of the "Carnival" trademark so that CHC may do business as "Carnival Hotels & Casinos". Following the Merger that agreement terminated and a new trademark license agreement was entered into with CRC so that CRC may do business as "Carnival Resorts and Casinos". In exchange, CRC pays the Company an annual royalty equal to the greater of $100,000 or 1% of CRC's gross revenues, computed in accordance with the terms of the new trademark license agreement. During fiscal 1998, CHC and CRC collectively paid approximately $1.4 million in royalty payments. The new trademark license agreement has a term of one year.

    In connection with the Company's sale to Mr. Weiser of 429,624 shares of CHC capital stock effective November 30, 1994, Mr. Weiser issued a promissory note in favor of the Company in the original principal amount of $5,370,000 (the "Weiser Note"). In connection with the Merger, the Company renewed the outstanding principal amount due under the Weiser Note and extended the maturity date to June 30, 1999. The Weiser Note bears interest at the rate of 6% per annum payable at maturity. Prior to the Merger, the Weiser Note contained a put option which could have been exercised by Mr. Weiser at any time to require the Company to repurchase the 429,624 shares of CHC capital stock sold to Mr. Weiser in exchange for the full principal and interest due under the Weiser Note. Simultaneously with the Merger, the put option was modified to apply to all of the shares of CRC and Wyndham received by Mr. Weiser in exchange for the 429,624 CHC shares. As of November 30, 1998, the full principal amount of the Weiser Note remains outstanding.

    On September 17, 1998, the Company extended a $2 million line of credit to CRC. As security for the loan, CRC executed a promissory note in favor of the Company bearing a variable interest rate based on the prime rate plus one percentage point. Interest is payable monthly on the outstanding principal balance beginning October 1, 1998, with any accrued and unpaid interest payable with the final principal payment. Outstanding balances under the note are due on June 30, 1999. As of January 12, 1999, CRC has borrowed $1.5 million under the line of credit.

    On October 31, 1997, Crowne Plaza Holdings, Inc. a Florida corporation and a 100% subsidiary of the Company ("CPH"), together with Mr. Weiser and the other shareholders of CRC (the "Principals") entered into a transaction to purchase the Crowne Plaza Hotel/Omni Mall Complex in Miami, Florida. The Principals are the owners of CP Miami Holdings, L.L.C., a Florida limited liability company which owns (i) a 17.49% limited partnership interest in CP Miami Hospitality, L.P., the limited partnership established by the Principals to purchase the Crowne Plaza Hotel/Omni Mall Complex and (ii) a 37.1% interest in CP Miami Retail L.P., a Delaware limited partnership which has leased the Omni Mall Complex from CP Miami Hospitality L.P. CPH owns a 48% interest in CP Miami Holdings, L.L.C. Lehman Brothers Holdings, Inc. ("Lehman") extended an $8.5 million loan to CP Miami Hospitality, L.P. Mr. Karim Alibhai (one of the Principals) individually guaranteed and indemnified Lehman from certain liabilities under the loan to CP Miami Hospitality, L.P. Pursuant to a letter agreement with Mr. Alibhai, Mr. Weiser agreed to indemnify Mr. Alibhai for up to 19% of any funds paid by Mr. Alibhai to Lehman arising from his guarantee relating to the Crowne Plaza Hotel (and 19% of the expenses) and 50% of any payments made to Lehman relating to the Omni Mall (and 50% of the expenses).

    A Contribution and Indemnity Agreement was entered into by and among Mr. Weiser, CPH and the other shareholders of CRC, wherein each party indemnified Mr. Weiser severally and up to their respective percentage interests held in the limited partnership, for Mr. Weiser's liability to Mr. Alibhai under the letter agreement. Under the Contribution and Indemnity Agreement, CPH's maximum liability to Mr. Weiser is approximately $1,170,000 exclusive of costs and expenses.

    The terms of the various transactions involving the Company, CRC and CHC were the result of arms-length negotiations between the parties.

MR. ARISON

    Mr. Arison was the indirect shareholder of approximately 42% of Pan Am Corporation ("Pan Am"), an airline which conducted charter services and scheduled carrier services to Nassau, Puerto Rico and other locations in the Caribbean from several U.S. cities and between various U.S. cities. During fiscal 1998, the Company and its subsidiaries paid approximately $387,000 to Pan Am for services associated with transporting a limited number of the Company's cruise passengers. The Company believes that the fees charged by Pan Am were comparable to those charged by other airlines for comparable services.

    On February 26, 1998 and March 13, 1998, Pan Am and various of its affiliates and subsidiaries filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Florida. The Company was a general unsecured creditor of the Pan Am debtors in the amount of approximately $1.6 million, such amount representing accrued and unpaid licensing fees incurred by Carnival Air Lines. Carnival Air Lines was merged into Pan Am in 1997.

    On June 29, 1998, the Bankruptcy Court entered an order (the "Confirmation Order") confirming an amended joint plan of reorganization of the Pan Am debtors (the "Plan"). The Plan contained a settlement among the Company, certain other creditors, the Pan Am debtors and all creditors of the Pan Am debtors receiving distributions under the Plan. The settlement and the Confirmation Order provided that each of the debtors, all creditors receiving distributions under the Plan and the Committee of Unsecured Creditors of the Debtors waived all claims against the Company, Mr. Arison and Mr. Howard Frank, the Company's Vice Chairman (who was also a director of Pan Am) and various other entities in exchange for consideration to be received from entities other than the Company and the Company's agreement to waive receipt of any distribution under the Plan on account of the Company's unsecured claim.

    Mr. Arison is also the Chairman and Chief Executive Officer and the indirect sole shareholder of Florida Basketball Associates, Inc., the sole general partner of the Miami Heat Limited Partnership ("MHLP"), the owner of the Miami Heat, a professional basketball team. During December 1997, the Company entered into a two year sponsorship agreement with MHLP pursuant to which the Company agreed to pay an aggregate of approximately $617,000 and provide goods and services valued at $37,500 in exchange for various sponsorship, marketing and advertising services and the use of VIP floor boxes.

MR. ZUCKER

    Mr. Zucker, a director of the Company, is a Senior Managing Director of Bear, Stearns & Co. Inc. ("Bear Stearns"). Bear Stearns is one of the investment banking firms serving as an agent of the Company in connection with the Company's public debt and equity offerings. It is expected that Bear Stearns may continue to provide investment banking and consulting services to the Company when so requested by the Company.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

THE COMMITTEES

    The four-member Compensation Committee of the Company's Board of Directors is responsible for annually recommending to the Board of Directors the cash compensation payable to the Company's executive officers named in the Summary Compensation Table. Compensation decisions by the Compensation Committee are submitted to the Board of Directors for approval. The Plan Administration Committee is responsible for the administration of the Company's stock-based incentive plans. The Compensation Committee and the Plan Administration Committee are collectively referred to in this Report as the "Committees".

    The Compensation Committee is comprised of Messrs. Sherwood M. Weiser, Uzi Zucker, and Modesto A. Maidique, each of whom are outside directors of the Company, and Micky Arison, the Chairman and Chief Executive Officer of the Company. Micky Arison, Ted Arison (his father) and the other Principal Shareholders control approximately 45% of the voting power of the Company. Micky Arison's participation on the Compensation Committee provides the largest shareholders of the Company the ability to directly oversee and influence the compensation policies of the Company. The Plan Administration Committee is comprised of Messrs. Weiser, Zucker and Maidique.

COMPENSATION STRUCTURE

    The key components of the compensation of the Company's Chief Executive Officer and the other executive officers are base salary, annual bonus and stock-based incentives. The objective of the Company is to create a compensation package for executive officers that is competitive with compensation payable by comparable high performing companies, as well as to provide both short-term rewards and long-term incentives for positive individual and corporate performance.

    Based on his subjective determination, the Chief Executive Officer recommends to the Compensation Committee and the Plan Administration Committee the amount of total compensation payable to the Chief Executive Officer and the other named officers for each fiscal year. The Committees undertake a subjective review of such recommendations in light of the various factors discussed below. Neither the Chief Executive Officer nor the Committees assign relative values to any factors considered in the compensation process or set predetermined performance targets for purposes of the compensation decisions. The compensation recommendations of the Chief Executive Officer have historically been approved by the Committees and the Board of Directors. The various components of the Company's executive compensation are discussed below.

BASE SALARIES

    The base salaries of the Company's executive officers, including the base salary of the Chief Executive Officer of the Company, are set at a level the Company believes to be below the median of salaries paid to executives of comparable high performing companies. The objective of the Company is to emphasize the variable annual bonus as the most important cash compensation feature of executive compensation as a reward for contributions made towards achieving the Company's goals, including profitability.

BONUSES

    The emphasis on the annual discretionary bonus for the Chief Executive Officer and other corporate level executive officers allows the Company greater flexibility in rewarding favorable individual and corporate performance than possible under a salary-oriented structure. Although there is no specific relationship between the bonus recommendations of the Chief Executive Officer for corporate level executive officers and the performance of the Company for the 1998 fiscal year, the Compensation Committee considered generally in reviewing such recommendations the 25% increase in the Company's earnings per share for fiscal 1998 and the shareholder return reflected in the Performance Graph appearing elsewhere in this Proxy Statement.

    The cash bonus for Mr. Lanterman, who is employed by Holland America Line-Westours Inc. ("HALW"), a subsidiary of the Company, is based on the financial performance of HALW and is determined pursuant to the terms of the HALW Key Management Incentive Plan. Annual bonuses to Robert Dickinson and Meshulam Zonis are based on the financial performance of CCL and are determined pursuant to the terms of the 1994 Carnival Cruise Lines Key Management Incentive Plan (the "CCL Plan"). Robert Dickinson's 1998 annual bonus payable pursuant to the CCL Plan was paid in cash. For all other participants, a portion of the 1998 annual bonus payable pursuant to the CCL Plan was paid in shares of the Company's Common Stock.

STOCK-BASED INCENTIVES

    The third component of the Company's executive compensation is comprised of stock-based incentive plans. Whereas the cash bonus payments are intended to reward positive short-term individual and corporate performance, grants under the stock-based plans are intended to provide executives with longer term incentives which appreciate in value with the continued favorable future performance of the Company. Based on the individual performance of the executive officers, the Chief Executive Officer recommends to the Plan Administration Committee grants of stock options pursuant to the 1992 Stock Option Plan and restricted stock pursuant to the 1993 Restricted Stock Plan.

OTHER COMPENSATION

    The Company has entered into various compensation-related agreements with individual officers. See "EXECUTIVE COMPENSATION--Executive Long-Term Compensation Agreements". Such agreements include stock compensation agreements and deferred compensation arrangements. The Committees and the Board will continue to consider such arrangements in the future in connection with circumstances which warrant an individualized compensation arrangement.

    In fiscal 1998, some of the Company's executive officers also participated in the Company's nonqualified defined benefit pension plan and all were eligible to participate in the Company's nonqualified 401(k)/ profit sharing plan.

                                          THE COMPENSATION COMMITTEE
                                          Sherwood M. Weiser, Chairman
                                          Micky Arison
                                          Modesto A. Maidique
                                          Uzi Zucker

PERFORMANCE GRAPH

    The following graph compares the Price Performance of $100 if invested in Common Stock with the Price Performance of $100 if invested in each of the New York Stock Exchange Market Value Index and the Dow Jones Industry Group REQ (other leisure services and products). The Performance Graph does not contain comparisons with a cruise line industry index or other cruise lines because the great majority of other companies engaged in the cruise business are privately-held companies. The Price Performance, as used in the Performance Graph, is calculated by assuming $100 is invested at the beginning of the period in Common Stock at a price equal to the market value. At the end of each fiscal year the total value of the investment is computed by taking the number of shares owned, assuming the Company's dividends are reinvested on an annual basis, times the market price of the shares at the end of each fiscal year.

       EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             CARNIVAL CORPORATION   DOW JONES INDUSTRY GROUP/REQ    NYSE MARKET INDEX
       1993                   100                             100                  100
       1994                    91                              96                  102
       1995                   111                             121                  130
       1996                   137                             149                  162
       1997                   236                             170                  205
       1998                   304                             180                  239
    DOLLARS



           TRANSACTIONS OF MANAGEMENT AND DIRECTORS WITH THE COMPANY

    TRANSACTIONS WITH TED ARISON. In 1992, the Company entered into a consulting agreement with Arison Investments Ltd. ("AIL"), a corporation affiliated with Ted Arison, the Company's founder (the "Consulting Agreement") whereby AIL agreed to act as a consultant to the Company with respect to the construction of cruise ships. The Consulting Agreement expires on November 25, 1999. Under the Consulting Agreement, the Company has agreed to pay AIL $500,000 per year and to reimburse it for all customary and usual expenses. The Consulting Agreement also has a non-competition clause under which AIL has agreed that during the term of the Consulting Agreement it will not, and will cause its affiliate not to compete in any way with the Company. In fiscal 1998, $500,000 in fees were paid to AIL under the Consulting Agreement.

    The Company also provides aircraft management services to Ted Arison. During fiscal 1998, the Company received approximately $848,000 from Ted Arison in reimbursement of the Company's costs of providing such services. It is expected that the Company will continue to provide such aircraft management services to Ted Arison in the future.

    Under a registration rights agreement (the "Arison Registration Rights Agreement"), the Company has granted certain registration rights to Ted Arison with respect to the shares of Common Stock beneficially owned by Ted Arison (the "Arison Shares") in consideration for $10,000 to be paid to the Company by Ted Arison thereunder. If, at any time, Ted Arison makes a written demand for the registration of any number of the Arison Shares, subject to a minimum amount of 2,000,000 shares, the Company will within 90 days prepare and file with the SEC a registration statement, subject to certain limitations. In addition, if the Company determines to file a registration statement on its behalf or on behalf of any security holders (other than a registration statement filed for the purpose of registering shares issuable to employees under an employee benefit plan or in connection with a business combination) relating to its Common Stock or any class of securities convertible into Common Stock, Ted Arison may register the Arison Shares pursuant to such registration statement, subject to certain limitations. The Company has agreed to bear all expenses relating to such demand and piggyback registrations, except for fees and disbursements of counsel for Ted Arison, selling costs, underwriting discounts and applicable filing fees.

    REGISTRATION RIGHTS. Pursuant to a letter agreement (the "Trust Registration Rights Agreement") dated July 11, 1989, the Company granted to the Ted Arison Irrevocable Trust (the "Irrevocable Trust") and the Arison Children's Irrevocable Trust (the "Children's Trust", and together with the Irrevocable Trust, the "Trusts") certain registration rights with respect to the 28,554,056 shares of Common Stock held for investment by the Trusts (the "Shares"). The beneficiaries of the Trusts included the children of Ted Arison, including Micky Arison, a director, Chairman of the Board and Chief Executive Officer of the Company and Shari Arison, a director of the Company. Effective December 26, 1991, the Children's Trust was divided into three separate continued trusts, including continued trusts for Micky Arison and Shari Arison.

    The Trust Registration Rights Agreement provides that if, at any time, any of the Trusts makes a written demand for the registration of its Shares, the Company will within 90 days prepare and file with the Securities and Exchange Commission a registration statement, subject to certain limitations. The Company is not required to effect any demand registration pursuant to the Trust Registration Rights Agreement unless all of the Shares owned by either of the Trusts are included in the demand for registration. In addition, if the Company determines to file a registration statement on its behalf or on behalf of any security holders (other than a registration statement filed for the purpose of registering shares issuable to employees under an employee benefit plan, or in connection with a business combination) relating to its Common Stock or any class of securities convertible into its Common Stock, either of the Trusts may register its Shares pursuant to such registration statement, subject to certain limitations. The Company has agreed to bear all expenses relating to such demand and piggyback registrations, except for fees and disbursements of counsel for the Trusts, underwriting discounts and applicable filing fees.

    TRANSACTIONS WITH CRUISE SPECIALISTS. Janet Olczak, the wife of A. Kirk Lanterman, an executive officer and director of the Company, is the owner of a travel agency located in Seattle, Washington, named Cruise Specialists. Under the laws of the State of Washington, Ms. Olczak's ownership interest in Cruise Specialists is her separate property and, accordingly, Mr. Lanterman does not have any ownership interest in the agency. Cruise Specialists sells cruises and other similar products for various travel providers, including the Company, under arrangements that are common throughout the travel industry whereby Cruise Specialists receives a commission based on sales generated. In fiscal 1998, Cruise Specialists generated approximately $11 million of gross revenues (before commission) for the Company. In connection with such revenues, Cruise Specialists received commissions of approximately $1.7 million. The Company believes that the commissions paid to Cruise Specialists are comparable to those paid to other travel agents for comparable services.

    TRANSACTIONS WITH TRUSTEES. The trustee of the B Trust and the MA 1997 Trust is JMD Delaware, Inc., a Delaware corporation wholly-owned by James M. Dubin. Mr. Dubin is a director of the Company and a partner in the New York law firm of Paul, Weiss, Rifkind, Wharton & Garrison, which firm serves as counsel to the Company and Micky Arison.

    Andrew H. Weinstein is the sole shareholder of TAF Management Company, A.H.W. Limited and Kentish Limited, which act either as trustee or protector of certain Arison family trusts. Mr. Weinstein is a partner in the law firm of Holland & Knight, which firm serves as counsel to the Company and Ted Arison.

    TRANSACTIONS WITH AIRTOURS AND DAVID CROSSLAND. The Company currently owns 123,344,501 ordinary shares of Airtours (the "Ordinary Shares"), equivalent to approximately 25.88% of the ordinary share capital of Airtours. Airtours is an integrated leisure travel group, owning tour operators, charter airlines, travel agencies, cruise ships and holiday hotels. David Crossland owns 48,539,874 Ordinary Shares (or 10.18%) of Airtours' ordinary share capital. Micky Arison and Howard S. Frank are non-executive directors of Airtours.

    The Company and Airtours each own 50% of Il Ponte, S.p.A ("Il Ponte"), a holding company which owns Costa Crociere, S.p.A. ("Costa"), an Italian cruise company. Mr. Crossland currently serves as Chairman of the Board of Il Ponte.

    Airtours also owns retail travel agencies located primarily throughout the United Kingdom and Scandinavia which sell cruises and other travel products for various travel providers, including Airtours and the Company, under arrangements that are common throughout the travel industry whereby the Airtours travel agencies receive a commission based on sales generated. The Company believes the commissions paid to the Airtours travel agencies are comparable to those paid to other travel agents for comparable services.

    In April 1997, the Company and Airtours entered into a renewable five-year concession agreement for the Company to provide casino services on board Airtours cruise ships. In exchange for such services, the Company retains a percentage of the gaming revenue derived from such services.

    The terms of the various transactions involving the Company and Airtours were the result of arms-length negotiations between the parties.

    TRANSACTIONS WITH ATLE BRYNESTAD. In May, 1998, the Company and a group of investors acquired the business and assets of Cunard Line Limited and then combined them with Seabourn Cruise Line Limited ("Seabourn"). Prior to this acquisition, the Company and Atle Brynestad each held a 50% interest in Seabourn. As a result of the transactions and certain additional purchases of Seabourn shares by Mr. Brynestad and other investors, the Company and Mr. Brynestad beneficially own approximately 68% and 17%, respectively, of Seabourn, which has changed its name to Cunard Line Limited ("Cunard").

    In connection with the Cunard acquisition, entities controlled by Mr. Brynestad (the "Brynestad Entities") entered into agreements with the Company. Under these agreements, with respect to the Cunard shares held by them, the Brynestad Entities have agreed to certain transfer restrictions, have granted the Company a right of first refusal and drag-along rights and have been awarded certain tag-along rights. In addition, the Brynestad Entities have been granted certain preemptive rights for new stock issuances by Cunard. The Company has the right to purchase certain of the Cunard shares held by the Brynestad Entities if Mr. Brynestad no longer controls such entities. Under certain circumstances, if an initial public offering of Cunard common stock does not occur, the Company or the Brynestad Entities may require that the Cunard shares held by the Brynestad Entities be exchanged for Common Stock. Under the agreements, Mr. Brynestad has also been appointed as a director of Cunard.

    During fiscal 1998, Cunard also paid approximately $320,000 for china and crystal acquired from Hadeland Glassverk AS and Porsgrund Porselaensfabrik AS, both of which are beneficially owned by Mr. Brynestad.

    TRANSACTION WITH SHARI ARISON. The Company has granted a license to use the "Carnival" trademark to FUN, Inc. ("FUN") in connection with FUN's manufacturing, advertisement and sales of perfume and certain related products. Shari Arison is a member of the Board of Directors and a Vice President of FUN. Shari Arison's husband, Mickey Dorsman, owns a 50% interest in FUN. Royalties are payable to the

Company in an amount equal to 5% of net sales up to $5 million, and thereafter on net sales based on a sliding scale providing for lesser percentages of royalties as annual net sales increase, with a minimum of 2%. In January 1998, FUN discontinued sales of its products. No royalty payments were made in fiscal 1998. See also "TRANSACTIONS OF MANAGEMENT AND DIRECTORS WITH THE COMPANY-- Transactions with Ted Arison".

    TRANSACTION WITH ARISON FOUNDATION. In December 1998, the Company completed an offering of 19 million shares of Common Stock, including two million shares of Common Stock contributed by Micky Arison to Arison Foundation, Inc. (the "Foundation"), a charitable foundation. The Foundation is directed by five trustees, a majority of whom are affiliated with the Principal Shareholders. The Company agreed to bear all expenses relating to this offering, except for fees and disbursements of counsel for the Foundation, selling costs, underwriting discounts and applicable filing fees. In addition, the Company agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    OTHER TRANSACTIONS.  Certain transactions involving Micky Arison, Sherwood
M. Weiser and Uzi Zucker are described in "EXECUTIVE COMPENSATION--Compensation Committee Interlocks and Insider Participation."

    TRANSACTIONS WITH AFFILIATED ENTITIES. The Company has adopted a policy of dealing with affiliated entities on an arms-length basis and it may not engage in business transactions with any affiliate on terms and conditions less favorable to the Company than terms and conditions available at the time for comparable transactions with unaffiliated persons.

                             SELECTION OF AUDITORS

    The Board of Directors has selected PricewaterhouseCoopers LLP as independent certified public accountants of the Company for the fiscal year ending November 30, 1999, subject to approval of the shareholders. A representative of such firm will be present at the Annual Meeting and will have an opportunity to make a statement if he desires to do so and is expected to respond to appropriate questions which the shareholders might have. The Company knows of no direct or material indirect financial interests or relationships that the members of such firm have with the Company.

    Although ratification by the shareholders of the appointment of independent accountants is not legally required, the Board of Directors believes that such action is desirable.

    Ratification of the selection of PricewaterhouseCoopers LLP as independent auditors for the 1999 fiscal year requires the approval of the majority of the votes cast at the Annual Meeting.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE 1999 FISCAL YEAR.

                                 ANNUAL REPORT

    The Annual Report of the Company, including financial statements for the fiscal year ended November 30, 1998 is being forwarded to each shareholder with this Proxy Statement.

                                 OTHER MATTERS

    The Board of Directors has no knowledge of any other matters which may come before the Annual Meeting. If any other matters shall properly come before the meeting, the persons named in the Proxies will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

                           PROPOSALS OF SHAREHOLDERS

    Proposals of shareholders intended to be presented at the Company's Annual Meeting of Shareholders to be held in 2000 must be received by the Secretary of the Company prior to November 2, 1999 for inclusion in the Proxy Statement for the Annual Meeting of Shareholders to be held in 2000. Any such proposals of shareholders received after January 16, 2000 will be deemed to be received in an untimely fashion and proxies granted hereunder will be voted at the discretion of the Board of Directors.

                                          By Order of the Board of Directors

                                           /s/ Arnaldo Prez

                                          Arnaldo Perez
                                          GENERAL COUNSEL AND SECRETARY

Dated: March 2, 1999

    COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE COMPANY'S FISCAL YEAR ENDED NOVEMBER 30, 1998 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO ARNALDO PEREZ, CORPORATE SECRETARY, CARNIVAL CORPORATION, 3655 N.W. 87 AVENUE, MIAMI, FLORIDA 33178-2428.

                                     [LOGO]

                         ANNUAL MEETING OF SHAREHOLDERS

                           DORAL GOLF RESORT AND SPA
                            4400 N.W. 87(TH) AVENUE
                                 MIAMI, FLORIDA

                                 APRIL 19, 1999
                                   11:00 A.M.

                           -- FOLD AND DETACH HERE --

--------------------------------------------------------------------
                              CARNIVAL CORPORATION
            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 19, 1999

The undersigned hereby appoints Micky Arison and Arnaldo Perez and each of them as proxies with full power of substitution, with all the powers the undersigned would possess if personally present, to vote all shares of Common Stock of Carnival Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders and any adjournment(s) thereof.

A Vote FOR Proposals 1, 2 and 3 is recommended by the Board of Directors.

1. Approval of an amendment to the Company's Second Amended and Restated Articles of Incorporation to increase the maximum size of the Board from 15 to 17 members.

   (check one box)    / /  FOR         / /  AGAINST         / /  ABSTAIN

2.  Election as Director.

/ / FOR each nominee listed below                     / / WITHHOLD AUTHORITY to vote
   (except as marked to the contrary below)              for the nominee listed below

        Micky Arison, Shari Arison, Maks L. Birnbach, Atle Brynestad,
 Richard G. Capen, Jr., David Crossland, Robert H. Dickinson, James M. Dubin,
  Howard S. Frank, A. Kirk Lanterman, Modesto A. Maidique, William S. Ruben,
   Stuart Subotnick, Sherwood M. Weiser, Meshulam Zonis, and Uzi Zucker

(INSTRUCTION: TO WITHHOLD authority to vote for any individual nominee, write that nominee's name on the line below).

--------------------------------------------------------------------------------

3.  Approval of Auditors.

   (check one box)    / /  FOR         / /  AGAINST         / /  ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may come before the Annual Meeting, or any adjournment(s) thereof.

I will be attending the annual meeting  / /  Print Name below

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                                                     (CONTINUED ON REVERSE SIDE)

                           -- FOLD AND DETACH HERE --
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PERSONS WHO DO NOT INDICATE ATTENDANCE AT THE ANNUAL MEETING ON THIS PROXY CARD
WILL BE REQUIRED TO PRESENT PROOF OF STOCK OWNERSHIP TO ATTEND.

The shares represented by this Proxy will be voted as specified herein. If not otherwise specified, such shares will be voted by the proxies FOR Proposals 1, 2 and 3.
                                          Dated: _________________________, 1999
                                          Signature ____________________________
                                          Signature ____________________________

                                           (Please sign exactly as name appears
                                                      to the left.)

                                          PLEASE MARK, SIGN, DATE AND RETURN THE
                                          PROXY CARD PROMPTLY USING THE ENCLOSED
                                          ENVELOPE.